Exhibit 99.1

     United States Steel Corporation
     Public Affairs
     600 Grant Street
     Pittsburgh, PA 15219-2800

--------------------------------------------------------------------------------
     News
--------------------------------------------------------------------------------

[LOGO OF USS]                                   Contacts:     Media
                                                              -----
                                                              John Armstrong
                                                              (412) 433-6792
                                                              Investors/Analysts
                                                              ------------------
                                                              Nick Harper
                                                              (412) 433-1184
FOR IMMEDIATE RELEASE
---------------------

                     UNITED STATES STEEL CORPORATION REPORTS
                    2005 FOURTH QUARTER AND FULL-YEAR RESULTS

                                                EARNINGS HIGHLIGHTS
-------------------------------------------------------------------------------------------------------------------
                                                                      ADJUSTED *                          ADJUSTED
                                                               ------------------------                  ----------
(Dollars in millions except per share data)        4Q 2005       3Q 2005       4Q 2004        2005         2004 *
----------------------------------------------   ----------    ----------    ----------    ----------    ----------
NET SALES                                        $    3,470    $    3,200    $    3,890    $   14,039    $   13,975
                                                 ==========    ==========    ==========    ==========    ==========
SEGMENT INCOME FROM OPERATIONS
     Flat-rolled Products                        $       36    $       41    $      375    $      602    $    1,185
     U. S. Steel Europe                                 112            21           128           502           439
     Tubular Products                                   149           124           114           528           197
     Other Businesses                                    16            21            27            43            58
                                                 ----------    ----------    ----------    ----------    ----------
TOTAL SEGMENT INCOME FROM OPERATIONS             $      313    $      207    $      644    $    1,675    $    1,879
Retiree benefit expenses                                (59)          (55)          (76)         (267)         (257)
Other items not allocated to segments                   (32)           (4)          (25)           31             3
                                                 ----------    ----------    ----------    ----------    ----------
INCOME FROM OPERATIONS                           $      222    $      148    $      543    $    1,439    $    1,625
                                                 ==========    ==========    ==========    ==========    ==========
     Interest and other financial costs                  15            17            23            47           151
     Foreign currency losses (gains)                     (1)            3           (36)           80           (36)
                                                 ----------    ----------    ----------    ----------    ----------
NET INTEREST AND OTHER FINANCIAL COSTS                   14            20           (13)          127           115
                                                 ==========    ==========    ==========    ==========    ==========
INCOME TAX PROVISION                                     90            27            91           365           356
                                                 ==========    ==========    ==========    ==========    ==========
NET INCOME                                       $      109    $       93    $      451    $      910    $    1,135
                                                 ----------    ----------    ----------    ----------    ----------
 - Per basic share                               $     0.94    $     0.77    $     3.92    $     7.87    $    10.00
 - Per diluted share                             $     0.85    $     0.71    $     3.46    $     7.00    $     8.83

----------
* See Footnote (a) to Statement of Operations

      PITTSBURGH, January 30, 2005 - United States Steel Corporation (NYSE: X) reported fourth quarter 2005 net income of $109 million, or $0.85 per diluted share, compared to third quarter 2005 adjusted net income of $93 million, or $0.71 per diluted share, and fourth quarter 2004 adjusted net income of $451 million, or $3.46 per diluted share.

      For full-year 2005, U. S. Steel reported net income of $910 million or $7.00 per diluted share, compared to 2004 adjusted net income of $1,135 million, or $8.83 per diluted share. Prior period results have been adjusted retrospectively for a change in the method of accounting for inventories at
U. S. Steel Kosice (USSK) as discussed later.

      Commenting on results, U. S. Steel President and CEO John P. Surma said, "A strong fourth quarter operating performance contributed to making 2005 a very good year. Our annual earnings were the second highest on record and we had another year of solid return on capital employed. Importantly, our safety performance improved substantially, thanks to the outstanding efforts of our employees. Capital spending and repair and maintenance expenses were higher than anticipated primarily because we expanded the scope of work and experienced several delays related to the Gary No. 14 blast furnace project. We are proceeding through the start-up process and expect to be producing at full capacity of 9,200 tons of hot metal per day in a relatively short time."

      The company reported fourth quarter 2005 income from operations of $222 million, compared with adjusted income from operations of $148 million in the third quarter of 2005 and $543 million in the fourth quarter of 2004. For the year 2005, income from operations was $1,439 million versus adjusted income from operations of $1,625 million for the year 2004.

      Results in fourth quarter 2005 included an income tax charge of $16 million resulting from the repatriation of $300 million of foreign earnings pursuant to the American Jobs Creation Act of 2004, a pre-tax charge of $20 million for environmental remediation related to a former steel production site that was sold years ago, and a pre-tax charge of $11 million for special termination benefits under the voluntary early retirement program at USSK. These items and another small item not allocated to segments reduced fourth quarter 2005 net income by $39 million, or 30 cents per diluted share. Other items not allocated to segments reduced third quarter 2005 net income by $4 million, or 3 cents per diluted share. Net income in fourth quarter 2004 included tax benefits totaling $30 million related to prior year research and development credits and USSK debt repayment. These benefits and other items not allocated to segments increased fourth quarter 2004 net income by $14 million, or 11 cents per diluted share.

      Foreign currency gains in the fourth quarter of 2005 were $1 million, compared to losses of $3 million in the third quarter of 2005 and gains of $36 million in the fourth quarter of 2004. The losses for the full-year 2005 primarily reflect accounting remeasurement losses from the appreciation of the U.S. dollar functional currency versus the euro and other local currencies. Effective January 1, 2006, the functional currency for our European operations was changed to the euro, which should reduce future period remeasurement gains and losses.

REPORTABLE SEGMENTS AND OTHER BUSINESSES

      Management believes segment income from operations is a key measure to evaluate ongoing operating results and performance. U. S. Steel's reportable segments and Other Businesses reported segment income from operations of $313 million, or $63 per ton, in the fourth quarter of 2005, compared with $207 million, or $44 per ton, in the third quarter of 2005 and $644 million, or $120 per ton, in the fourth quarter of 2004.

      Segment income from operations for full-year 2005 was $1,675 million, or $85 per ton, compared with $1,879 million, or $86 per ton for 2004.

      The increase in fourth quarter 2005 European income from operations compared to the third quarter primarily reflected lower raw material and outage costs and operating efficiencies due to higher operating levels. The improvement in fourth quarter versus third quarter Tubular results was largely due to higher prices and shipment volumes. Flat-rolled's fourth quarter results were in line with the third quarter as higher prices and shipment volumes were offset by increased costs for natural gas and electricity and higher project costs related to the Gary No. 14 blast furnace.

OUTLOOK

      Commenting on U. S. Steel's outlook, Surma said, "The first quarter of 2006 looks good for our domestic and European markets. Service center and end customer inventories are balanced and we expect continued strength in the energy markets served by our Tubular segment."

      For Flat-rolled, first quarter 2006 shipments are expected to improve compared to the fourth quarter of 2005 due to the restart of the Gary No. 14 blast furnace, and prices should remain at about the fourth quarter level. We expect higher raw material costs to be partially offset by reduced outage costs.

      For U. S. Steel Europe (USSE), first quarter shipments are expected to increase and average realized prices and costs should be consistent with fourth quarter levels; however, the effect of natural gas supply disruptions that have recently curtailed Serbian operations is uncertain.

      Shipments and average realized prices for the Tubular segment in the first quarter of 2006 are expected to be in line with the fourth quarter.

      First quarter 2006 results for Other Businesses should decline from the fourth quarter due primarily to normal seasonal variations at our iron ore operations in Minnesota.

      Capital expenditures for 2006 are expected to total approximately $700 million, reflecting domestic spending of approximately $440 million and European spending of approximately $260 million.

PENSIONS AND BENEFITS

      During 2005, U. S. Steel made a first quarter voluntary cash contribution of $130 million to its main defined benefit pension plan and a fourth quarter voluntary cash contribution of $50 million to a qualified trust for payment of future retiree medical expenses.

      At year-end 2005, U. S. Steel's main defined benefit pension plan was measured and it was again determined that an additional minimum liability is required for this plan. The reestablishment of this liability net of associated tax effects resulted in a net charge to equity of approximately $1.4 billion and had no effect on income or cash flow.

      Total costs for pension plans and other postretirement benefits are expected to be approximately $300 million in 2006, compared to $390 million in 2005.

COMMON STOCK REPURCHASE PROGRAM

      On July 26, 2005, U. S. Steel announced that its Board of Directors had approved the repurchase of up to eight million shares of its common stock. During 2005, 5.8 million shares were repurchased under this program for a total cost of $254 million, including 4.6 million shares repurchased in the fourth quarter for a total cost of $202 million.

CHANGE TO FIFO METHOD FOR USSK

      During the fourth quarter of 2005, U. S. Steel changed its method of determining the cost of USSK inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. Management considers the FIFO method to be preferable to the LIFO method for USSK because it creates consistency of the valuation method used for inventories within the USSE reportable segment and provides for comparability of the USSE segment with major international competitors. In accordance with Statement of Financial Accounting Standards No. 154, prior period results have been adjusted to apply the new method retrospectively. This change had an unfavorable effect on fourth quarter and full-year 2005 USSE segment operating results of $22 million and $17 million, respectively. After including effects of foreign currency remeasurement and tax provisions, the unfavorable net income effect of this change on U. S. Steel's fourth quarter and full-year 2005 results was $35 million and $41 million, respectively. See Appendix A.

                                      *****

      This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending and employee benefit costs. Some factors, among others, that could affect market conditions, costs, shipments and prices for both domestic operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance, including the start up of the recently completed blast furnace projects; the timing and completion of facility projects; natural gas prices, usage and supply disruptions such as are occurring in Serbia; raw materials availability and prices; changes in environmental, tax and other laws; employee strikes; power outages; and U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government. Economic conditions and political factors in Europe that may affect USSE's results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation, export quotas, tariffs, and other protectionist measures. Factors that may affect the amount of net periodic benefit costs include, among others, changes to laws affecting benefits, pension fund investment performance, liability changes and interest rates. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2004, and in subsequent filings for U. S. Steel.

                                      *****

      A Statement of Operations (Unaudited), Cash Flow Statement (Unaudited), Condensed Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached. We have also attached Appendix A detailing the income effects in 2005 and 2004 of the change in the method of determining the cost of USSK inventories.

      The company will conduct a conference call on fourth quarter earnings on Tuesday, January 31, at 2 p.m. EST. To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the "Investors" button.

      For more information on U. S. Steel, visit its web site at www.ussteel.com.

                                      -oOo-

2006-002

                                             UNITED STATES STEEL CORPORATION
                                           STATEMENT OF OPERATIONS (Unaudited)
                                           -----------------------------------

                                                                     Quarter Ended
                                                          ------------------------------------          Year Ended
                                                                             Adjusted(a)                December 31
                                                                       -----------------------   ------------------------
                                                            Dec. 31     Sept. 30      Dec. 31                 Adjusted(a)
(Dollars in millions)                                        2005         2005         2004        2005           2004
-------------------------------------------------------------------------------------------------------------------------
NET SALES ..............................................  $    3,470   $    3,200   $    3,890   $   14,039   $    13,975

OPERATING EXPENSES (INCOME):
  Cost of sales (excludes items shown below) ...........       2,974        2,819        3,076       11,601        11,368
  Selling, general and administrative expenses .........         192          161          218          698           739
  Depreciation, depletion and amortization .............          92           88           95          366           382
  Income from investees ................................          (2)          (2)         (20)         (30)          (57)
  Net gains on disposal of assets ......................          (4)          (7)         (11)         (21)          (57)
  Other income, net ....................................          (4)          (7)         (11)         (14)          (25)
                                                          ----------   ----------   ----------   ----------   -----------
     Total operating expenses ..........................       3,248        3,052        3,347       12,600        12,350
                                                          ----------   ----------   ----------   ----------   -----------
INCOME FROM OPERATIONS .................................         222          148          543        1,439         1,625
Net interest and other financial costs .................          14           20          (13)         127           115
                                                          ----------   ----------   ----------   ----------   -----------
INCOME BEFORE INCOME TAXES, MINORITY INTERESTS AND
 CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE .............................................         208          128          556        1,312         1,510
Income tax provision ...................................          90           27           91          365           356
Minority interests .....................................           9            8           14           37            33
                                                          ----------   ----------   ----------   ----------   -----------
INCOME BEFORE CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLE ........................         109           93          451          910         1,121
Cumulative effect of change in accounting principle, net
 of tax ................................................           -            -            -            -            14
                                                          ----------   ----------   ----------   ----------   -----------
NET INCOME .............................................         109           93          451          910         1,135
Dividends on preferred stock ...........................          (5)          (4)          (5)         (18)          (18)
                                                          ----------   ----------   ----------   ----------   -----------
NET INCOME APPLICABLE TO COMMON STOCK ..................  $      104   $       89   $      446   $      892   $     1,117
                                                          ==========   ==========   ==========   ==========   ===========

----------
(a) During the fourth quarter of 2005, the method of determining the cost of USSK inventories was changed from the last-in, first-out method to the first-in, first-out method. Results have been adjusted from those originally reported to apply this change retrospectively. See Appendix A.

                                       UNITED STATES STEEL CORPORATION
                                     STATEMENT OF OPERATIONS (Unaudited)
                                                 (Continued)
                                     -----------------------------------


                                                         Quarter Ended
                                             ------------------------------------          Year Ended
                                                                Adjusted(a)                December 31
                                                          -----------------------   ------------------------
                                               Dec. 31     Sept. 30      Dec. 30                 Adjusted(a)
COMMON STOCK DATA:                              2005         2005         2004         2005         2004
------------------------------------------------------------------------------------------------------------
Per share:
Income before cumulative effect of
 change in accounting principle:
          - Basic ........................   $      .94   $      .77   $     3.92   $     7.87   $      9.87
          - Diluted ......................   $      .85   $      .71   $     3.46   $     7.00   $      8.72

Cumulative effect of change in accounting
 principle, net of tax:
          - Basic ........................   $        -   $        -   $        -   $        -   $       .13
          - Diluted ......................   $        -   $        -   $        -   $        -   $       .11

Net income:
          - Basic ........................   $      .94   $      .77   $     3.92   $     7.87   $     10.00
          - Diluted ......................   $      .85   $      .71   $     3.46   $     7.00   $      8.83

Weighted average shares, in thousands:
          - Basic ........................      111,739      113,980      113,853      113,470       111,838
          - Diluted ......................      128,151      130,339      130,322      129,970       128,643

Dividends paid per common share ..........   $      .10   $      .10   $      .05   $      .38   $       .20

----------
(a) During the fourth quarter of 2005, the method of determining the cost of USSK's inventories was changed from the last-in, first-out method to the first-in, first-out method. Results have been adjusted from those originally reported to apply this change retrospectively. See Appendix A.

                         UNITED STATES STEEL CORPORATION
                         CASH FLOW STATEMENT (Unaudited)
                         -------------------------------

                                                                        Year Ended
                                                                        December 31
                                                               ----------------------------
                                                                                Adjusted(a)
(Dollars in millions)                                              2005            2004
-------------------------------------------------------------------------------------------
Cash provided from operating activities:
 Net income ................................................   $        910    $      1,135
 Depreciation, depletion and amortization ..................            366             382
 Pensions and other postretirement benefits ................            (86)           (215)
 Property tax settlement gain ..............................            (95)              -
 Deferred income taxes .....................................             43             360
 Net gains on disposal of assets ...........................            (21)            (57)
 Changes in: Current receivables ...........................            164            (550)
             Inventories ...................................           (161)             38
             Current accounts payable and accrued expenses .             50             311
 Other operating activities ................................             50              (4)
                                                               ------------    ------------
  Total ....................................................          1,220           1,400
                                                               ------------    ------------
Cash used in investing activities:
 Capital expenditures ......................................           (741)           (579)
 Disposal of assets ........................................             31              95
 Other investing activities ................................              5               -
                                                               ------------    ------------
  Total ....................................................           (705)           (484)
                                                               ------------    ------------
Cash used in financing activities:
 USSK credit facility, net .................................            231               -
 Borrowings and repayments of debt, net ....................            (10)           (571)
 Common stock issued .......................................             28             361
 Common stock repurchased ..................................           (254)              -
 Dividends paid ............................................            (60)            (39)
 Change in bank checks outstanding .........................             37              73
 Other financing activities ................................            (33)            (27)
                                                               ------------    ------------
  Total ....................................................            (61)           (203)
                                                               ------------    ------------
Effect of exchange rate changes on cash ....................             (7)              8
                                                               ------------    ------------
Total net cash flow ........................................            447             721
Cash at beginning of the year ..............................          1,037             316
                                                               ------------    ------------
Cash at end of the period ..................................   $      1,484    $      1,037
                                                               ============    ============

----------
(a) During the fourth quarter of 2005, the method of determining the cost of USSK's inventories was changed from the last-in, first-out method to the first-in, first-out method. Results have been adjusted from those originally reported to apply this change retrospectively.

                         UNITED STATES STEEL CORPORATION
                       CONDENSED BALANCE SHEET (Unaudited)
                       -----------------------------------

                                                                               Adjusted(a)
                                                                  Dec. 31        Dec. 31
(Dollars in millions)                                              2005           2004
------------------------------------------------------------------------------------------
Cash and cash equivalents ..................................   $      1,484   $      1,037
Inventory ..................................................          1,466          1,305
Other current assets .......................................          1,886          2,009
Property, plant and equipment - net ........................          4,021          3,627
Pension asset ..............................................              -          2,538
Intangible pension asset ...................................            251              1
Other assets ...............................................            714            547
                                                               ------------   ------------
Total assets ...............................................   $      9,822   $     11,064
                                                               ============   ============
Short-term debt and current maturities of long-term debt ...   $        249   $          8
Other current liabilities ..................................          2,516          2,527
Long-term debt .............................................          1,363          1,363
Employee benefits ..........................................          1,992          2,125
Other long-term liabilities ................................            346            939
Minority interests .........................................             32             28
Stockholders' equity .......................................          3,324          4,074
                                                               ------------   ------------
Total liabilities and stockholders' equity .................   $      9,822   $     11,064
                                                               ============   ============

----------
(a) During the fourth quarter of 2005, the method of determining the cost of USSK's inventories was changed from the last-in, first-out method to the first-in, first-out method. Results have been adjusted from those originally reported to apply this change retrospectively.

                                              UNITED STATES STEEL CORPORATION
                                      PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                                      -----------------------------------------------

                                                                   Quarter Ended
                                                      ---------------------------------------          Year Ended
                                                                           Adjusted(a)                 December 31
                                                                    -------------------------   ---------------------------
                                                        Dec. 31       Sept. 30      Dec. 31                    Adjusted(a)
(Dollars in millions)                                    2005           2005         2004          2005           2004
---------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS
Flat-rolled Products ..............................   $        36   $        41   $       375   $       602   $       1,185
U. S. Steel Europe ................................           112            21           128           502             439
Tubular Products ..................................           149           124           114           528             197
Other Businesses(b) ...............................            16            21            27            43              58
                                                      -----------   -----------   -----------   -----------   -------------
Segment Income from Operations ....................           313           207           644         1,675           1,879
Retiree benefit expenses(c) .......................           (59)          (55)          (76)         (267)           (257)
Other items not allocated to segments:
    Property tax settlement gain(d) ...............             -             -             -            70               -
    Stock appreciation rights .....................            (1)           (1)           (8)            1             (23)
    Workforce reduction charges(e) ................           (11)           (3)          (17)          (20)            (17)
    Environmental remediation charge ..............           (20)            -             -           (20)              -
    Income from sale of real estate interests .....             -             -             -             -              43
                                                      -----------   -----------   -----------   -----------   -------------
       Total Income from Operations ...............   $       222   $       148   $       543   $     1,439   $       1,625

CAPITAL EXPENDITURES
Flat-rolled Products ..............................   $       157   $        83   $        86   $       377   $         253
U. S. Steel Europe ................................            74            67            87           249             223
Tubular Products ..................................             1             1             -             5               8
Other Businesses ..................................            36            43            39           110              95
                                                      -----------   -----------   -----------   -----------   -------------
    Total .........................................   $       268   $       194   $       212   $       741   $         579

----------
(a) During the fourth quarter of 2005, the method of determining the cost of USSK's inventories was changed from the last-in, first-out method to the first-in, first-out method. Results have been adjusted from those originally reported to apply this change retrospectively. See Appendix A.

(b)  Includes the results of the former Real Estate segment.

(c) Includes certain profit-based expenses for U. S. Steel retirees and National retirees pursuant to provisions of the 2003 labor agreement with the United Steelworkers of America.

(d) Reflects the portion of the Gary property tax settlement gain that is included in cost of sales, and excludes $25 million that is included in net interest and other financial costs.

(e) Reflects special termination benefits for a USSK voluntary early retirement program.

                                              UNITED STATES STEEL CORPORATION
                                      PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                                      -----------------------------------------------

                                                                                                        Year Ended
                                                                   Quarter Ended                        December 31
                                                      ---------------------------------------   ---------------------------
                                                        Dec. 31       Sept. 30      Dec. 31
(Dollars in millions)                                     2005          2005          2004          2005         2004
---------------------------------------------------------------------------------------------------------------------------
OPERATING STATISTICS
   Average realized price: ($/net ton)
       Flat-rolled Products(a).....................   $       597   $       586   $       623   $       617   $         574
       U. S. Steel Europe..........................           550           562           619           610             529
       Tubular Products............................         1,456         1,393         1,083         1,326             863
   Steel Shipments:(a)(b)
       Flat-rolled Products........................         3,346         3,191         3,747        13,296          15,635
       U. S. Steel Europe..........................         1,359         1,230         1,347         5,211           5,040
       Tubular Products............................           292           264           285         1,156           1,092
   Raw Steel-Production:(b)
       Domestic Facilities.........................         3,929         3,514         4,264        15,343          17,266
       U. S. Steel Europe..........................         1,649         1,200         1,474         5,883           5,685
   Raw Steel-Capability Utilization:(c)
       Domestic Facilities.........................          80.3%         71.9%         87.2%         79.1%           89.0%
       U. S. Steel Europe..........................          88.2%         64.1%         79.0%         79.2%           76.8%
   Domestic iron ore production(b).................         5,352         5,878         5,714        22,282          22,884
   Domestic iron ore shipments(b)(d)...............         6,100         6,066         6,600        21,787          24,289
   Domestic coke production(b)(e)..................         1,485         1,602         1,670         6,092           6,644
   Domestic coke shipments(b)(e)(f)................           177           192           700           855           2,699

----------
(a)  Excludes intersegment transfers.
(b)  Thousands of net tons.
(c) Based on annual raw steel production capability of 19.4 million net tons for domestic facilities and 7.4 million net tons for U. S. Steel Europe.
(d)  Includes trade shipments and intersegment transfers.
(e)  Includes the Clairton 1314B Partnership.
(f)  Includes trade shipments only.

                                                                                                                       APPENDIX A

                                                 UNITED STATES STEEL CORPORATION
                                            EFFECTS OF USSK CHANGE IN INVENTORY METHOD
                                                           ($ Millions)

                                    AS ORIGINALLY                        AS         AS ORIGINALLY                         AS
                                      REPORTED        ADJUSTMENT      ADJUSTED        REPORTED       ADJUSTMENT        ADJUSTED
                                    -------------   -------------   -------------   -------------   -------------   -------------
                                           QUARTER ENDED MARCH 31, 2005                      QUARTER ENDED MARCH 31, 2004
                                    ---------------------------------------------   ---------------------------------------------
USSE Income from Opers.             $         212   $           8   $         220   $          40   $          13   $          53
Total Income from Opers.                      640               8             648             151              13             164
Net Int. and Fin. Costs *                      22               3              25              52               -              52
Tax provision                                 155               1             156              51               1              52

Net income                          $         455   $           4   $         459   $          58   $          12   $          70
                                    -------------   -------------   -------------   -------------   -------------   -------------

                                           QUARTER ENDED JUNE 30, 2005                        QUARTER ENDED JUNE 30, 2004
                                    ---------------------------------------------   ---------------------------------------------
USSE Income from Opers.             $         141   $           8   $         149   $          76   $          29   $         105
Total Income from Opers.                      413               8             421             388              29             417
Net Int. and Fin. Costs *                      63               5              68              86             (15)             71
Tax provision                                  93              (1)             92              86               -              86

Net income                          $         245   $           4   $         249   $         211   $          44   $         255
                                    -------------   -------------   -------------   -------------   -------------   -------------

                                           QUARTER ENDED SEPT. 30, 2005                      QUARTER ENDED SEPT. 30, 2004
                                    ---------------------------------------------   ---------------------------------------------
USSE Income from Opers.             $          32   $         (11)  $          21   $         146   $           7   $         153
Total Income from Opers.                      159             (11)            148             494               7             501
Net Int. and Fin. Costs *                      16               4              20               4               1               5
Tax provision                                  28              (1)             27             126               1             127

Net income                          $         107   $         (14)  $          93   $         354   $           5   $         359
                                    -------------   -------------   -------------   -------------   -------------   -------------

                                         ON                              AS         AS ORIGINALLY                         AS
                                     LIFO BASIS       ADJUSTMENT      REPORTED        REPORTED        ADJUSTMENT       ADJUSTED
                                    -------------   -------------   -------------   -------------   -------------   -------------
                                           QUARTER ENDED DEC. 31, 2005                        QUARTER ENDED DEC. 31, 2004
                                    ---------------------------------------------   ---------------------------------------------
USSE Income from Opers.             $         134   $         (22)  $         112   $         132   $          (4)  $         128
Total Income from Opers.                      244             (22)            222             547              (4)            543
Net Int. and Fin. Costs *                       1              13              14             (23)             10             (13)
Tax provision                                  90               -              90              88               3              91

Net income                          $         144   $         (35)  $         109   $         468   $         (17)  $         451
                                    -------------   -------------   -------------   -------------   -------------   -------------

                                           YEAR ENDED DECEMBER 31, 2005                      YEAR ENDED DECEMBER 31, 2004
                                    ---------------------------------------------   ---------------------------------------------
USSE Income from Opers.             $         519   $         (17)  $         502   $         394   $          45   $         439
Total Income from Opers.                    1,456             (17)          1,439           1,580              45           1,625
Net Int. and Fin. Costs *                     102              25             127             119              (4)            115
Tax provision                                 366              (1)            365             351               5             356

Net income                          $         951   $         (41)  $         910   $       1,091   $          44   $       1,135
                                    -------------   -------------   -------------   -------------   -------------   -------------

*    Reflects the adjustment for foreign currency remeasurement effects